EXHIBIT 99.1

American River Bankshares Earnings Per Share Increased by 32% in 2016

SACRAMENTO, Calif., Oct. 20, 2016 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ:AMRB) today reported net income of $1.8 million, or $0.27 per diluted share for the third quarter of 2016 compared to $1.5 million, or $0.20 per diluted share for the third quarter of 2015.  For the nine months ended September 30, 2016, net income was $4.5 million or $0.66 per diluted share, compared to $3.8 million or $0.50 per diluted share for the nine months ended September 30, 2015.

“The entire American River Bank team is focused on profitable growth.  This quarter was very productive, with continued loan growth and solid core deposit growth,” says David Taber, President and CEO of American River Bankshares.  He went on to say, “We are proud to report a 32% increase in EPS.”

Financial Highlights

  Net loans increased $8.2 million (3%) and core deposits increased $19.9 million (4%) during the third quarter of 2016.

  The third quarter 2016 net interest margin was 3.65%, compared to 3.72% for the third quarter of 2015.  For the nine months ended September 30, 2016, the net interest margin was 3.64%, compared to 3.62% for the nine months ended September 30, 2015.

  Net interest income was $5.1 million in the third quarter 2016, compared to $5.2 million in the third quarter of 2015.  For the nine months ended September 30, 2016, net interest income was $15.1 million, compared to $14.9 million for the nine months ended September 30, 2015.

  The allowance for loan and lease losses was $5.0 million (1.57% of total loans and leases) at September 30, 2016, compared to $4.9 million (1.67% of total loans and leases) at September 30, 2015.  The allowance for loan and lease losses to nonperforming loans and leases was 640.5% at September 30, 2016, compared to 255.1% at September 30, 2015.

  Shareholders’ equity was $84.7 million at September 30, 2016 compared to $83.6 million at June 30, 2016 and $86.3 million at September 30, 2015.  Tangible book value per share was $10.27 at September 30, 2016 compared to $10.10 at June 30, 2016 and $9.53 at September 30, 2015.  Book value per share was $12.72 per share at September 30, 2016 compared to $12.56 per share at June 30, 2016 and $11.75 at September 30, 2015.

  During 2016, the Company repurchased 716,897 shares of its common stock under the 2016 Stock Repurchase Program, at an average price of $10.29 per share.

  During the third quarter of 2016, the efficiency ratio was 59.9%, compared to 59.1% in the third quarter of 2015.   Return on average equity for the third quarter of 2016 was 8.62% compared to 6.71% during the third quarter of 2015.

  The Company continues to maintain strong capital ratios.  At September 30, 2016 the Leverage ratio was 10.6% compared to 10.4% at June 30, 2016 and 10.8% at September 30, 2015; the Tier 1 Risk-Based Capital ratio was 18.4% compared to 18.0% at June 30, 2016 and 19.0% at September 30, 2015; and the Total Risk-Based Capital ratio was 19.7% compared to 19.2% at June 30, 2016 and 20.3% at September 30, 2015.

Northern California Economic Update, September 30, 2016

Each quarter, management at American River Bank prepares an economic report for internal use that analyzes the recent historical rolling quarters within the three primary markets in which the Company does business – Greater Sacramento Area and Sonoma and Amador Counties.  Sources of economic and industry information include: Colliers International, Keegan & Coppin Company, Inc., ycharts/housing, State of California Employment Development Department, US Census, CBRE, Integra Realty Resources, and Sacramento Association of Realtors and Trading Economics.

Overall, 2015 commercial real estate results and employment trends were positive and this has continued in 2016.

Commercial Real Estate.  In the Greater Sacramento Area, when comparing second quarter 2015 to second quarter 2016, commercial real estate vacancies have improved in all segments.  Office vacancy decreased from 13.7% to 12.8%, retail vacancy decreased from 10.6% for three quarters, with a low of 10.2% and then increasing back to 10.6%, and industrial vacancy decreased from 10.4% to 9.1%.  In Sonoma County, for the same period (second quarter 2015 compared to second quarter 2016), commercial real estate vacancies improved in all segments as well.  Office vacancy decreased from 16.7% to 15.0%, retail vacancy decreased slightly from 3.8 % to 3.7%, and industrial vacancy decreased from 6.9% to 5.6%.

The Greater Sacramento Area reported positive absorption each quarter over the past three years in all segments (office, retail, and industrial) including second quarter 2016.  However, in the first quarter of 2016 absorption was negative for both office and retail.  This change was primarily the result of two large office building vacancies, and one major retailer closing its doors.  Sonoma County has also reported (when data is available) positive absorption over the past 3 years for all segments.

In Greater Sacramento, commercial lease rates have been in a relatively narrow range over the past two years through the end of the second quarter 2016 with lease rates ranging from the following: office: $1.68/SF to $1.78/SF; retail: $1.33/SF to $1.40/SF and industrial: $0.35/SF to $0.47/SF.   As of second quarter 2016, lease rates per square foot were $1.78 for office, $1.34 for retail, and $0.47 for industrial.   As a proxy for Sonoma County, the City of Santa Rosa’s gross lease rates in the past two years through the end of the fourth quarter of 2015 have shown some fluctuation in office and industrial segments and decreased in the retail segment.  The lease rates during the two year period ranged from: office: $1.47/SF to $1.88/SF, retail: $0.90/SF to $1.52/SF, and industrial: $0.66/SF to $0.95/SF.

The Amador region has the lowest level of commercial real estate concentration in the Bank.  There is limited supply for commercial real estate in this region and as a result, minimal information is available.

Employment.  National unemployment, which reached a high of 10.0% at October 31, 2009, has dropped steadily since and has stabilized.  Compared to December 2014, national unemployment decreased from 5.6% to 5.0% in December 2015, and decreased further to 4.9% as of August 2016.  California unemployment was 9.6% at December 31, 2012, 8.2% at December 31, 2013, 6.9% at December 31 2014, and 5.9% at December 31, 2015.  As of August 2016, the rate decreased to 5.5%.  The number of employed Californians continues to increase.   There were 17.1 million employed at the end of 2013, 17.6 million employed at the end of 2014, and 17.9 million employed at the end of 2015.  The State added another 292,000 jobs this year through August 31, 2016.

At December 31, 2014, all three of our markets reported lower unemployment rates than at year end 2013.  This trend continued at a slower pace into 2015, and at December 31, 2015, unemployment rates were 5.5% and 4.2% for the Sacramento MSA and Santa Rosa-Petaluma MSA, respectively.  As of August 31, 2016, these figures remained relatively flat at 5.5% and 4.1%, respectively.  Over the same period, Amador County has been higher than the State every quarter with the exception of the third quarter 2015.  Amador County had shown significant improvement from 7.4% at December 31, 2014 to 6.3% at December 31, 2015, and at August 31, 2016 decreased to 5.8%.

Job growth was positive in all of our markets in 2014, 2015, and as of August 31, 2016.  Compared to December 2014, job growth was 1.06%, 2.13% and 0.61% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively, at December 31, 2015.  As of August 31, 2016, compared to December 2015, job growth was 2.37%, 2.41% and 7.58% for the Sacramento MSA, Santa Rosa-Petaluma MSA and Amador County, respectively.

Asset Quality and Balance Sheet Review

American River Bankshares’ assets totaled $653.8 million at September 30, 2016, compared to $634.6 million at December 31, 2015, and $625.2 million at September 30, 2015.

Net loans totaled $313.3 million at September 30, 2016, an increase from $289.1 million at December 31, 2015 and $289.8 million at September 30, 2015.  The loan portfolio at September 30, 2016 included: real estate loans of $278.6 million (87% of the portfolio), commercial loans of $35.2 million (11% of the portfolio) and other loans, which consist mainly of leases and consumer loans of $4.7 million (2% of the portfolio).  The real estate loan portfolio at September 30, 2016 includes: owner-occupied commercial real estate loans of $75.3 million (27% of the real estate portfolio), investor commercial real estate loans of $119.6 million (43% of the real estate portfolio), construction and land development loans of $16.9 million (6% of the real estate portfolio), multi-family real estate loans of $50.9 million (18% of the real estate portfolio), and residential real estate loans of $15.9 million (6% of the real estate loan portfolio).

Nonperforming assets (“NPAs”) include nonperforming loans and leases, other real estate owned (“OREO”), and other assets.  Nonperforming loans includes all loans and leases that are either placed on nonaccrual status or are 90 days past due as to principal or interest but still accrue interest because these loans are well-secured and in the process of collection.  Nonperforming loans decreased $1.1 million (57.9%) from $1.9 million at September 30, 2015 to $800,000 at September 30, 2016.  Nonperforming loans decreased $800,000 (50.0%) from $1.6 million at December 31, 2015.  NPAs declined to $2.3 million at September 30, 2016 from $6.1 million at December 31, 2015 and from $6.6 million at September 30, 2015.  The NPAs to total assets ratio declined to 0.35% at the end of September 2016 from 0.96% at December 2015 and 1.05% one year ago.

At September 30, 2016, the Company had one OREO property totaling $653,000.  This compares to three OREO properties totaling $3.6 million at December 31, 2015 and four OREO properties totaling $3.8 million at September 30, 2015.  During the third quarter of 2016, the Company sold one commercial property for a gain of $43,000.  There was no OREO valuation allowance recorded at September 30, 2016, December 31, 2015, or September 30, 2015.

Loans measured for impairment were $18.4 million at the end of September 2016, a decrease from $21.4 million at December 31, 2015, and $23.1 million a year ago.  Specific reserves of $564,000 were held on the impaired loans at September 30, 2016, compared to $899,000 at December 31, 2015 and $966,000 at September 30, 2015.  There was a reversal of $668,000 in provision for loan and lease losses in the third quarter and first nine months of 2016 compared to no provision in the third quarter and first nine months of 2015.  The Company had net recoveries of $519,000 in the third quarter of 2016 compared to net charge-offs of $430,000 in the third quarter of 2015.  For the first nine months of 2016, the Company had net recoveries of $676,000 compared to net charge-offs of $372,000 in the first nine months of 2015.  The Company maintains the allowance for loan and lease losses at a level believed to be adequate for known and inherent risks in the portfolio. The methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan and lease losses that management believes is appropriate at each reporting date.

Investment securities, which excludes $3.8 million in stock of the Federal Home Loan Bank of San Francisco (“FHLB Stock”), totaled $254.0 million at September 30, 2016, down 7.4% from $274.4 million at December 31, 2015 and 5.0% from $267.4 million at September 30, 2015.  At September 30, 2016, the investment portfolio was comprised of 90% U.S. Government agencies or U.S. Government-sponsored agencies (primarily mortgage-backed securities), 9% obligations of states and political subdivisions, and 1% corporate bonds.

At September 30, 2016, total deposits were $546.2 million, compared to $530.7 million at December 31, 2015 and $521.4 million one year ago.  Core deposits increased 6.4% to $463.2 million at September 30, 2016 from $435.2 million at September 30, 2015 and increased 3.8% from $446.1 million at December 31, 2015.  The Company considers all deposits except time deposits as core deposits.

At September 30, 2016, noninterest-bearing demand deposits accounted for 39% of total deposits, interest-bearing demand accounts were 11%, savings deposits were 11%, money market balances accounted for 24% and time certificates were 15% of total deposits.  At September 30, 2015, noninterest-bearing demand deposits accounted for 34% of total deposits, interest-bearing demand accounts were 12%, savings deposits were 11%, money market balances accounted for 26% and time certificates were 17% of total deposits.

Shareholders’ equity decreased to $84.7 million at September 30, 2016 compared to $86.1 million at December 31, 2015 and from $86.3 million at September 30, 2015.  The $1.4 million (1.6%) decrease in equity from December 31, 2015 was due primarily to a decrease in common stock of $7.3 million related to repurchases made under the 2016 Stock Repurchase Program, partially offset by an increase in Retained Earnings of $4.5 million due to the net income for the year and a $1.3 million increase in accumulated other comprehensive income related to an increase in the unrealized gain on securities.  In 2016, the Company repurchased 716,897 shares of its common stock at an average price of $10.29 per share.

Net Interest Income

The net interest income during the third quarter of 2016 decreased 1.9% from $5.2 million to $5.1 million during the third quarter of 2015 and for the nine months ended September 30, 2016, net interest income increased 1.3% to $15.1 million from $14.9 million for the nine months ended September 30, 2015.  The net interest margin as a percentage of average earning assets was 3.65% in the third quarter of 2016, compared to 3.64% in the second quarter of 2016 and 3.72% in the third quarter of 2015.  For the nine months ended September 30, 2016, the net interest margin was 3.64% compared to 3.62% for the nine months ended September 30, 2015.  Interest income for the third quarter of 2016 decreased 3.6% to $5.3 million from $5.5 million for the third quarter of 2015 and for the nine months ended September 30, 2016, interest income increased 1.3% to $15.8 million from $15.6 million for the nine months ended September 30, 2015.  Interest expense for the third quarter of 2016 decreased 7.1% to $223,000 from $240,000 for the third quarter of 2015 and for the nine months ended September 30, 2016 decreased 7.4% to $678,000 from $732,000 for the nine months ended September 30, 2015.

The average tax equivalent yield on earning assets decreased from 3.89% in the third quarter of 2015 to 3.81% for the third quarter of 2016 and for the nine months ended September 30, 2016 remained consistent at 3.80% with the nine months ended September 30, 2015.  The decrease in yield on earning assets from the third quarter of 2015 to the third quarter of 2016 results from the addition of newly funded loans at current market rates, which are lower than historical rates earned on maturing and paid off loans.  Average loans rates decreased from 5.07% in the third quarter of 2015 to 5.01% in the third quarter of 2016.  Investment securities also contributed, with average yields decreasing from 2.69% in in the third quarter of 2015 to 2.38% in in the third quarter of 2016.  The consistency of the yield over the nine months ending September 30, 2015 and 2016 results from a decrease in interest rates earned offset by an increase in volume.   Average loans rates decreased from 5.06% in the first nine months of 2015 to 4.93% in the first nine months of 2016.  Yields on investment securities decreased from 2.59% in the first nine months of 2015 to 2.52% in the first nine months of 2016.  Average loan balances increased from $275,566,000 in the first nine months of 2015 to $301,645,000 during the first nine months of 2016 while average investment balances decreased from $283,377,000 during the first nine months of 2015 to $265,436,000 during the first nine months of 2016.

The average balance of earning assets decreased $1.6 million (0.3%) from $566.7 million in the third quarter of 2015 to $565.1 million in the third quarter of 2016 and for the nine months ended September 30, 2016, increased $8.2 million (1.5%) to $568.1 million from $559.9 million for the nine months ended September 30, 2015.

The average cost of funds remained consistent at 0.26% in the third quarter of 2015 and 2016, while it decreased slightly to 0.26% in the first nine months of 2016 from 0.27% in the first nine months of 2015.  The consistency comes from the decreasing cost of interest checking and money market deposits and the offsetting increase in cost of time deposits and borrowings.

Noninterest Income and Expense

Noninterest income for the third quarter of 2016 was $399,000, down from $490,000 in the third quarter of 2015 and decreased for the nine months ended September 30, 2016 and 2015, from $1.6 million to $1.5 million.   On a quarter over quarter basis, the decrease in noninterest income was predominately related to a decrease in income from OREO properties from $87,000 in the third quarter of 2015 to zero in 2016.  The decrease in OREO income results from the sale of an income producing OREO property in March 2016.  On a year over year basis, the decrease in noninterest income was primarily due to a decrease in rental income from OREO properties, partially offset by an increase in the gain on sale of securities.  Gain on sale of securities was $314,000 in the first nine months of 2016 compared to $251,000 for the first nine months of 2015 and rental income from OREO properties was $248,000 in 2015 compared to $106,000 in 2016.  The increase in gain on sale of securities was a result of the Bank managing its portfolio in a volatile rate environment.

Noninterest expense decreased $100,000 from $3.4 million for the third quarter of 2015 to $3.3 million for the third quarter of 2016, and decreased to $10.6 million for the nine months ended September 30, 2016 from $10.7 million in 2015.  While there were many fluctuations in expense related items between the third quarters of 2015 and 2016, two areas of note would be a decrease in salaries and benefits of $112,000 and a decrease in OREO expense of $88,000.  The above mentioned $43,000 gain on sale of OREO is recorded as a reduction of OREO expense, which exceeded normal operating costs, thereby creating a credit balance of $30,000 for the third quarter of 2016.  On a year over year basis, OREO related expense increased $70,000 and salaries and benefits decreased by $166,000.  The Company has focused on controlling overhead expenses, however, the increase in OREO related expenses for 2016 compared to 2015 was the result of an impairment charge to one of the properties during the first quarter of 2016 in the amount of $376,000 and this was partially offset by gains on sale of OREO properties for the year in the amount of $169,000.

The fully taxable equivalent efficiency ratio for the third quarter of 2016 increased to 59.9% from 59.1% for the third quarter of 2015 and for the nine months ended September 30, 2016, decreased to 62.1% from 63.6% for the nine months ended September 30, 2015.

Provision for Income Taxes

Federal and state income taxes for the quarter ended September 30, 2016 increased by $182,000 from $807,000 in the third quarter of 2015 to $989,000 in the third quarter of 2016 and increased from $2.0 million in the first nine months of 2015 to $2.3 million in the first nine months of 2016.  The higher provision for taxes in the first nine months of 2016 compared to the first nine months of 2015 resulted from an increase in taxable income partially offset by the increase in tax benefits related to tax exempt loan interest.

Earnings Conference Call

The third quarter earnings conference call will be held Thursday, October 20, 2016 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time).  David T. Taber, President and Chief Executive Officer, and Mitchell A. Derenzo, Executive Vice President and Chief Financial Officer, both of American River Bankshares, will lead a live presentation and answer analysts’ questions.   Shareholders, analysts and other interested parties are invited to join the call by dialing (888) 517-2513 and entering the Conference ID 8692619#.  A recording of the call will be available approximately twenty-four hours after the call’s completion on AmericanRiverBank.com.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Use of Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP.  These measures include tangible book value and taxable equivalent basis.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s financial position reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers.

Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)

In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio.  The Company believes the presentation of net interest margin on a taxable equivalent basis using a 34% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt loans and investments.

Tangible Equity (non-GAAP financial measures)

Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets.  The Company believes the exclusion of goodwill and other intangible assets to create “tangible equity” facilitates the comparison of results for ongoing business operations.  The Company’s management internally assesses its performance based, in part, on these non-GAAP financial measures.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2015, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

American River Bankshares
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	September 30,	December 31,	September 30,
ASSETS	2016	2015	2015
Cash and due from banks	$43,094	$23,727	$21,638
Interest-bearing deposits in banks	999	750	1,000
Investment securities	254,010	274,442	267,414
Loans & leases:
Real estate	278,594	251,818	253,888
Commercial	35,172	36,195	34,269
Lease financing	462	732	837
Other	4,305	5,553	5,948
Deferred loan and lease origination fees, net	(248)	(221)	(239)
Allowance for loan and lease losses	(4,983)	(4,975)	(4,929)
Loans and leases, net	313,302	289,102	289,774
Bank premises and equipment, net	1,259	1,407	1,435
Goodwill and intangible assets	16,321	16,321	16,321
Investment in Federal Home Loan Bank Stock	3,779	3,779	3,779
Other real estate owned, net	653	3,551	3,781
Accrued interest receivable and other assets	20,429	21,561	20,052
	$653,846	$634,640	$625,194

LIABILITIES & SHAREHOLDERS’ EQUITY
Noninterest-bearing deposits	$209,586	$190,548	$178,038
Interest checking	61,398	61,324	63,745
Money market	131,655	135,186	133,249
Savings	60,605	59,061	60,174
Time deposits	82,921	84,571	86,163
Total deposits	546,165	530,690	521,369
Short-term borrowings	5,000	3,500	3,500
Long-term borrowings	9,000	7,500	7,500
Accrued interest and other liabilities	9,015	6,875	6,547
Total liabilities	569,180	548,565	538,916

SHAREHOLDERS' EQUITY
Common stock	$42,402	$49,554	$49,483
Retained earnings	38,907	34,418	32,961
Accumulated other comprehensive income	3,357	2,103	3,834
Total shareholders' equity	84,666	86,075	86,278
	$653,846	$634,640	$625,194

Ratios:
Nonperforming loans and leases to total loans and leases	0.24%	0.56%	0.66%
Net (recoveries) charge-offs to average loans and leases (annualized)	-0.30%	0.12%	0.18%
Allowance for loan and lease losses to total loans and leases	1.57%	1.69%	1.67%

American River Bank Capital Ratios:
Leverage Capital Ratio	10.62%	11.04%	10.89%
Common Equity Tier 1 Risk-Based Capital	18.15%	19.07%	18.75%
Tier 1 Risk-Based Capital Ratio	18.15%	19.07%	18.75%
Total Risk-Based Capital Ratio	19.40%	20.32%	20.00%

American River Bankshares Capital Ratios:
Leverage Capital Ratio	10.56%	10.97%	10.82%
Tier 1 Risk-Based Capital Ratio	18.45%	19.34%	19.00%
Total Risk-Based Capital Ratio	19.70%	20.59%	20.25%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Third		For the Nine Months
	Quarter	Quarter	%	Ended September 30,		%
	2016	2015	Change	2016	2015	Change
Interest income	$5,304	$5,458	(2.8)%	$15,809	$15,643	1.1%
Interest expense	223	240	(7.1)%	678	732	(7.4)%
Net interest income	5,081	5,218	(2.6)%	15,131	14,911	1.5%
Provision for loan and lease losses	(668)	-	-%	(668)	-	-%
Noninterest income:
Service charges on deposit accounts	124	132	(6.1)%	381	376	1.3%
Gain on sale or impairment of securities, net	33	33	-%	314	251	25.1%
Rental income from other real estate owned	-	87	(100.0)%	106	248	(57.3)%
Other noninterest income	242	238	1.7%	715	707	1.1%
Total noninterest income	399	490	(18.6)%	1,516	1,582	(4.2)%
Noninterest expense:
Salaries and employee benefits	2,073	2,185	(5.1)%	6,334	6,500	(2.6)%
Occupancy	295	294	0.3%	885	888	(0.3)%
Furniture and equipment	165	171	(3.5)%	493	527	(6.5)%
Federal Deposit Insurance Corporation assessments	77	83	(7.2)%	233	239	(2.5)%
Expenses related to other real estate owned	(30)	58	(151.7)%	330	260	26.9%
Other expense	766	641	19.5%	2,277	2,246	1.4%
Total noninterest expense	3,346	3,432	(2.5)%	10,552	10,660	(1.0)%
Income before provision for income taxes	2,802	2,276	23.1%	6,763	5,833	15.9%
Provision for income taxes	989	807	22.6%	2,274	2,022	12.5%
Net income	$1,813	$1,469	23.4%	$4,489	$3,811	17.8%

Basic earnings per share	$0.28	$0.20	40.0%	$0.66	$0.50	32.0%
Diluted earnings per share	$0.27	$0.20	35.0%	$0.66	$0.50	32.0%

Net interest margin as a percentage of
average earning assets	3.65%	3.72%		3.64%	3.62%

Average diluted shares outstanding	6,621,276	7,501,459		6,828,124	7,667,987

Operating Ratios:
Return on average assets	1.13%	0.92%		0.95%	0.82%
Return on average equity	8.62%	6.71%		7.12%	5.81%
Return on average tangible equity	10.70%	8.27%		8.83%	7.14%
Efficiency ratio (fully taxable equivalent)	59.88%	59.14%		62.11%	63.60%

American River Bankshares
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2016	2016	2016	2015	2015
Interest income	$5,304	$5,229	$5,276	$5,325	$5,458
Interest expense	223	221	234	229	240
Net interest income	5,081	5,008	5,042	5,096	5,218
Provision for loan and lease losses	(668)	-	-	-	-
Noninterest income:
Service charges on deposit accounts	124	128	129	122	132
Gain (loss) on sale or impairment of securities	33	(1)	282	-	33
Rental income from other real estate owned	-	-	106	87	87
Other noninterest income	242	236	237	224	238
Total noninterest income	399	363	754	433	490
Noninterest expense:
Salaries and employee benefits	2,073	2,101	2,160	2,028	2,185
Occupancy	295	292	298	295	294
Furniture and equipment	165	163	165	163	171
Federal Deposit Insurance Corporation assessments	77	76	80	85	83
Expenses related to other real estate owned	(30)	20	340	62	58
Other expense	766	763	748	787	641
Total noninterest expense	3,346	3,415	3,791	3,420	3,432
Income before provision for income taxes	2,802	1,956	2,005	2,109	2,276
Provision for income taxes	989	652	633	652	807
Net income	$1,813	$1,304	$1,372	$1,457	$1,469

Basic earnings per share	$0.28	$0.19	$0.19	$0.20	$0.20
Diluted earnings per share	$0.27	$0.19	$0.19	$0.20	$0.20

Net interest margin as a percentage of
average earning assets	3.65%	3.64%	3.63%	3.63%	3.72%

Average diluted shares outstanding	6,621,271	6,746,099	7,130,444	7,315,109	7,501,459
Shares outstanding-end of period	6,656,594	6,655,980	6,994,300	7,343,649	7,343,649

Operating Ratios (annualized):
Return on average assets	1.13%	0.84%	0.87%	0.91%	0.92%
Return on average equity	8.62%	6.29%	6.44%	6.71%	6.71%
Return on average tangible equity	10.70%	7.83%	7.95%	8.28%	8.27%
Efficiency ratio (fully taxable equivalent)	59.88%	62.26%	64.07%	60.72%	59.14%

American River Bankshares
Analysis of Net Interest Margin on Earning Assets (Unaudited)
(Taxable Equivalent Basis)
(Dollars in thousands)
Three months ended September 30,	2016			2015

ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$289,795	$3,617	4.97%	$275,313	$3,534	5.09%
Tax-exempt loans and leases	17,529	254	5.76%	11,601	130	4.45%
Taxable investment securities	232,858	1,340	2.29%	252,760	1,633	2.56%
Tax-exempt investment securities	23,811	199	3.32%	25,965	254	3.88%
Corporate stock	78	-	0.00%	83	-	0.00%
Interest-bearing deposits in banks	999	2	0.80%	1,000	2	0.79%
Total earning assets	565,070	5,412	3.81%	566,722	5,553	3.89%
Cash & due from banks	37,343			29,465
Other assets	38,618			40,010
Allowance for loan & lease losses	(5,470)			(5,493)
	$635,561			$630,704

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$188,292	$35	0.07%	$196,395	$61	0.12%
Savings	60,925	4	0.03%	58,579	6	0.04%
Time deposits	82,771	140	0.67%	86,684	135	0.62%
Other borrowings	15,185	44	1.15%	18,228	38	0.83%
Total interest bearing liabilities	347,173	223	0.26%	359,886	240	0.26%
Noninterest bearing demand deposits	198,655			177,737
Other liabilities	6,031			6,253
Total liabilities	551,859			543,876
Shareholders' equity	83,702			86,828
	$635,561			$630,704
Net interest income & margin		$5,189	3.65%		$5,313	3.72%

Nine months ended September 30,	2016			2015

ASSETS	Avg Balance	Interest	Avg Yield	Avg Balance	Interest	Avg Yield
Taxable loans and leases	$284,782	$10,424	4.89%	$267,256	$10,130	5.07%
Tax-exempt loans and leases	16,863	716	5.67%	8,310	297	4.78%
Taxable investment securities	241,129	4,333	2.40%	257,103	4,706	2.45%
Tax-exempt investment securities	24,233	660	3.64%	26,196	763	3.89%
Corporate stock	74	14	25.27%	78	12	20.57%
Interest-bearing deposits in banks	994	5	0.67%	993	4	0.54%
Total earning assets	568,075	16,152	3.80%	559,936	15,912	3.80%
Cash & due from banks	31,209			24,347
Other assets	38,027			39,650
Allowance for loan & lease losses	(5,191)			(5,382)
	$632,120			$618,551

LIABILITIES & SHAREHOLDERS’ EQUITY
Interest checking and money market	$188,405	$110	0.08%	$195,563	$192	0.13%
Savings	59,940	14	0.03%	58,464	23	0.05%
Time deposits	83,222	421	0.68%	87,495	409	0.62%
Other borrowings	17,936	133	0.99%	14,606	108	0.99%
Total interest bearing liabilities	349,503	678	0.26%	356,128	732	0.27%
Noninterest bearing demand deposits	192,103			168,546
Other liabilities	6,262			6,157
Total liabilities	547,868			530,831
Shareholders' equity	84,252			87,720
	$632,120			$618,551
Net interest income & margin		$15,474	3.64%		$15,180	3.62%

Investor and Media Contact:
Mitchell A. Derenzo
Chief Financial Officer
American River Bankshares
(916) 231-6723